EXHIBIT 21.1

Jack Henry & Associates, Inc. Subsidiaries

Name	State/Country of Incorporation
Bayside Business Solutions, Inc.	California
Goldleaf Insurance, LLC	Tennessee
JHA Payment Solutions, Inc.	Washington
Towne Services, Inc.	Georgia
iPay Technologies, LLC	Kentucky
Profitstars, LLC	Missouri
JHA Money Center, Inc.	Missouri
Banno, LLC	Iowa
EST Holdings, Inc.	Delaware
EST Interco, Inc.	Delaware
Ensenta Corporation	Delaware
BOLTS Technologies, Inc.	Delaware
Vanguard Software Group, LLC	Nevada
Agiletics, Inc.	Florida